CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment Number 591 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 26, 2014 on the financial statements and financial highlights of DSM Large Cap Growth Fund, DSM Global Growth Fund, DSM Small-Mid Cap Growth Fund, and DSM Global Growth & Income Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 28, 2014